Chino Commercial Bancorp Reports 2013 First Quarter Earnings

CHINO, Calif., April 22, 2013 /PRNewswire/ -- The Board of Directors of Chino Commercial Bancorp (OTCBB: CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the first quarter ended March 31, 2013 with net earnings of $170,640, or an increase of 58% over the previous quarter's earnings of $107,796, and a 19.2% reduction as compared with net income of $203,959 for the same quarter last year. Net income per basic share for the first quarter in 2013 was $0.21 as compared to $0.13 for the previous quarter ended December 31, 2012, and $0.26 for the same quarter last year.

Dann H. Bowman, President and Chief Executive Officer, stated, "We are very pleased with the performance of the Bank during the first quarter. The Bank was recently recognized by the Findley Reports on Financial Institutions by receiving their highest rating of Super Premier Performing Bank.

Economic conditions appear to be rapidly improving in the Inland Empire, and many of our small business customers are reporting better than expected operating results. At the end of the first quarter the Company reported only two delinquent loans, and suffered no loan losses during the quarter.

We continue to remain optimistic about the economy, and are eager to continue lending to the businesses and consumers in our community."

Financial Condition
At March 31, 2013, total assets were $121.0 million, an increase of $6.4 million or 5.6% from $114.6 million at December 31, 2012. This is a direct result of the growth of the Company's deposits which increased by 6.0% to $108.3 million at March 31, 2013, an increase from $102.2 million at December 31, 2012. At March 31, 2013, the Company's core deposits represent 90.1% of the total deposits.

Loans declined slightly by $0.5 million or 0.9% during the first quarter from December 31, 2012 with a remaining balance of $61.3 million at March 31, 2013 while the Company's asset quality improved in the first quarter as the level of nonperforming assets to total loans and OREO decreased from 1.96% at December 31, 2012 to 1.71% at March 31, 2013.

Earnings
The Company posted net interest income of $990,365 for the quarter ended March 31, 2013 as compared to $895,490 for the quarter ended March 31, 2012, due to increased average balances in interest-earning assets. Average interest-earning assets were $104.0 million with average interest-bearing liabilities of $57.9 million, yielding a net interest margin of 3.82% for the first quarter of 2012; as compared to the average interest-earning assets of $93.8 million with average interest-bearing liabilities of $53.7 million, yielding a net interest margin of 3.84% for the first quarter of 2012.

Non-interest income totaled $311,783 for the first quarter of 2013, or a decrease of 34.5% from $475,818 earned during the first quarter of 2012. In the first quarter of 2012 the Company experienced a gain on sale of foreclosed assets of $93,871 while in the first quarter of 2013 the Company had no OREO and therefore no gain on sale. Service charges on deposit accounts decreased 10.1% to $279,895 due to decreased income from returned items and overdraft charges. Other miscellaneous income decreased to $10,736 for the first quarter of 2013, compared to $49,934 in the same quarter in 2012 due to legal expense reimbursement received in the first quarter of 2012 that was not repeated in 2013.

General and administrative expenses were $1,028,012 for the three months ended March 31, 2013, as compared to $1,045,975 for the first quarter of 2012. The largest component of general and administrative expenses was salary and benefits expense of $571,023 for the first quarter of 2012, as compared to $573,281 for the three months ended March 31, 2012. Legal and professional fees decreased $12,600 or 18.2% to $56,509 in the first quarter of 2013 compared to $69,109 in the first quarter of 2012 due to professional service agreements that were not renewed in 2013. Other expenses decreased by $11,639 for the comparable three-month period due mainly to expenses of other real estate incurred prior to the sale in 2012 that was not repeated in 2013.

Income tax expense was $100,864 for the three months ended March 31, 2013 as compared to $121,374 for the three months ended March 31, 2012. The effective income tax rate for the first quarter of 2013 and 2012 is approximately 37.2% and 37.3%, respectively.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company's ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company's SEC filings.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
March 31, 2013 and December 31, 2012

	March 31, 2013	December 31, 2012
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$ 3,913,831	$ 2,946,454
Federal funds sold	24,837,973	17,041,826
Total cash and cash equivalents	28,751,804	19,988,280

Interest-bearing deposits in other banks	16,425,000	17,417,000
Investment securities available for sale	2,192,102	2,349,320
Investment securities held to maturity (fair value approximates
$4,268,000 at March 31, 2013 and $4,796,000 at December 31, 2012)	4,102,380	4,606,626
Total investments	22,719,482	24,372,946
Loans
Real estate	47,121,260	49,121,409
Commercial	13,969,006	12,516,101
Installment	337,799	321,502
Gross loans	61,428,065	61,959,012
Unearned fees and discounts	(164,208)	(169,090)
Loans net of unearned fees and discount	61,263,857	61,789,922
Allowance for loan losses	(1,458,948)	(1,438,797)
Net loans	59,804,909	60,351,125

Accrued interest receivable	284,810	286,812
Restricted stock	623,200	623,200
Fixed assets, net	6,220,815	6,258,728
Prepaid & other assets	2,606,620	2,753,820
Total assets	$ 121,011,640	$ 114,634,911

LIABILITIES:
Deposits
Non-interest bearing	$ 50,707,347	$ 48,822,963
Interest bearing
NOW and money market	39,707,160	36,340,045
Savings	2,797,450	1,989,336
Time deposits less than $100,000	4,400,589	4,565,281
Time deposits of $100,000 or greater	10,694,120	10,433,009
Total deposits	108,306,666	102,150,634

Accrued interest payable	44,606	35,674
Accrued expenses & other payables	642,408	633,705
Subordinated notes payable to subsidiary trust	3,093,000	3,093,000
Total liabilities	112,086,680	105,913,013
SHAREHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 833,280 shares and 829,602 shares at March 31, 2013 and December 31, 2012, respectively.

	3,463,912	3,429,254
Retained earnings	5,392,016	5,221,375
Accumulated other comprehensive income	69,032	71,269
Total shareholders' equity	8,924,960	8,721,898
Total liabilities & shareholders' equity	$ 121,011,640	$ 114,634,911

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF NET INCOME
(unaudited)

	For the three months ended
	March 31
	2013	2012
Interest income
Investment securities and due from banks	$ 70,147	$ 107,535
Interest on Federal funds sold	12,228	7,848
Interest and fee income on loans	989,910	883,179
Total interest income	1,072,285	998,562
Interest expense
Deposits	67,010	84,869
Other borrowings	14,910	18,203
Total interest expense	81,920	103,072
Net interest income	990,365	895,490
Provision for loan losses	2,632	0
Net interest income after
provision for loan losses	987,733	895,490
Non-interest income
Service charges on deposit accounts	279,895	311,493
Gain on sale of foreclosed assets	0	93,871
Other miscellaneous income	10,736	49,934
Dividend income from restricted stock	4,839	3,428
Income from bank-owned life insurance	16,313	17,092
Total non-interest income	311,783	475,818
Non-interest expenses
Salaries and employee benefits	571,023	573,281
Occupancy and equipment	100,394	106,099
Data and item processing	98,815	89,013
Advertising and marketing	13,489	13,056
Legal and professional fees	56,509	69,109
Regulatory assessments	57,768	55,864
Insurance	12,247	12,467
Directors' fees and expenses	27,865	25,545
Other expenses	89,902	101,541
Total non-interest expenses	1,028,012	1,045,975
Income before income tax expense	271,504	325,333
Income tax expense	100,864	121,374
Net income	$ 170,640	$ 203,959
Basic earnings per share	$ 0.21	$ 0.26
Diluted earnings per share	$ 0.21	$ 0.26

CHINO COMMERCIAL BANCORP

	For the three months ended
	March 31
	2013	2012
KEY FINANCIAL RATIOS
(unaudited)
Annualized return on average equity	7.72%	10.57%
Annualized return on average assets	0.59%	0.76%
Net interest margin	3.82%	3.84%
Core efficiency ratio	78.95%	81.88%
Net chargeoffs to average loans	-0.03%	0.00%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$ 116,203	$ 107,139
Average interest-earning assets	$ 103,961	$ 93,814
Average gross loans	$ 61,438	$ 56,099
Average deposits	$ 103,536	$ 95,157
Average equity	$ 8,844	$ 7,718

CREDIT QUALITY	End of period
(unaudited)	March 31, 2013	December 31, 2012
Non-performing loans	$ 1,053,415	$ 1,216,253
Non-performing loans to total loans	1.71%	1.96%
Non-performing loans to total assets	0.87%	1.06%
Allowance for loan losses to total loans	2.38%	2.32%
Nonperforming assets as a percentage of total loans and OREO	1.71%	1.96%
Allowance for loan losses to non-performing loans	138.50%	118.30%

OTHER PERIOD-END STATISTICS
(unaudited)	March 31, 2013	December 31, 2012
Shareholders equity to total assets	7.38%	7.61%
Net Loans to deposits	55.22%	59.08%
Non-interest bearing deposits to total deposits	46.82%	47.80%

CONTACT: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bancorp and Chino Commercial Bank, N.A., 14245 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880